One Helen of Troy Plaza
El Paso, TX 79912
Ph:	915-225-8000
Fax:	915-225-8001

immediate release

HELEN OF TROY LIMITED REPORTS
RECORD SALES AND OPERATING
INCOME FOR FIRST QUARTER

     First Quarter Sales Increase 17 percent

     First Quarter Operating Income Increases 19 percent

     Completes Purchase of OXO International on June 1, 2004

     Reaffirms EPS Guidance for Fiscal Year 2005 of $2.50 to $2.70 Up From $1.94 in Fiscal Year 2004

     EL PASO, Texas JUL. 12 — Helen of Troy Limited (NASDAQ, NM: HELE) designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported record sales and operating income for the first quarter ended May 31, 2004.

     Sales increased 17 percent to a first quarter record of $107,021,000 versus sales of $91,236,000 in the same period of the prior year. First quarter net income was $14,483,000 or $0.44 per diluted share, compared with $14,844,000 or $0.50 per diluted share for the same period a year earlier. This year’s first quarter net income results includes a loss from discontinued operations of $222,000 or $(0.01) per diluted share related to Tactica International, Inc.’s final operations from March 1, 2004 through April 29, 2004. Last year’s first quarter net income includes a one time non-operating gain from litigation proceeds in the pre-tax amount of $2,600,000 or $0.08 per diluted share. Excluding the impact of the litigation gain in fiscal year 2004 and the discontinued operations in fiscal years 2004 and 2005, comparative earnings were $14,705,000 or $0.45 per diluted share in the first quarter ended May 31, 2004, versus $12,265,000 or $0.41 per diluted share for the first quarter ended May 31, 2003, an increase of 20 percent in comparative earnings. Operating income for the first quarter was a record $18,900,000 versus $15,821,000 for the first quarter of last year, an increase of 19 percent.

     Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s first quarter results, stated “I am pleased with our on-going operating results for the first quarter, and reaffirm our full year guidance of $2.50 to $2.70 for fiscal year 2005, ending February 28, 2005. These anticipated results project an increase of 29 to 39 percent in net income per diluted share from fiscal year 2004’s earnings per diluted share of $1.94. Full year sales are expected to be in the range of $575 to $600 million, compared to prior year sales of $475 million, or an increase of 21 to 26 percent.

     “Our sales leaders include retail personal care, professional and international products, as well as grooming, skin and hair care products. As of May 31, 2004, Helen of Troy’s balance sheet included cash of $53 million and stockholders’ equity of $368 million, an increase of $64 million in stockholders’ equity from the comparable period last year. Accounts receivable at quarter-end was $83 million. Inventory was reduced from $126 million at May 31, 2003 to the current $106 million, a decrease of 16 percent.

     For the second quarter ending August 31, 2004, we expect overall sales to be in the range of $135 million to $140 million compared to last year’s second quarter sales of $105 million, or an increase of 29 to 33 percent. Earnings per share for the second quarter are expected to be in the range of $0.50 to $0.55 per diluted share versus prior year earnings per share of $0.42 per diluted share, an increase of 19 to 31 percent. All categories of our business are contributing to increases in both sales and profitability. Our new OXO International acquisition allows us to enter new and exciting markets through new and existing distribution channels. We look forward to yet another record year in sales and earnings,” Rubin concluded.

     The Company will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11 a.m. ET today, Monday, July 12, 2004. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through August 31, 2004.

     Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include consumer product tools in the kitchen, cleaning, barbecue, barware, storage, organization, garden and automotive categories. The Company’s products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter® licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., and Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy’s owned brands include OXO®, Brut®, Vitalis®, Final Net®, Ammens®, Condition 3-in-1®, Dazey®, Caruso®, Karina®, DCNL™, Nandi ™, Isobel™, and WaveRage®. The Company also markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, and Wigo® trademarks to the professional beauty salon industry.

     This press release may contain certain forward-looking statements, which are subject to change. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates,” “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Form 10-K for the year ended February 29, 2004.

HELEN OF TROY LIMITED Comparative Analysis
(In thousands, except earnings per share data)

	Three Months Ended May 31,
	2004		2003
Net sales	$107,021	100.0%	$91,236	100.0%
Cost of sales	56,781	53.1%	47,674	52.3%

Gross profit	50,240	46.9%	43,562	47.7%
Selling, general, and administrative expense	31,340	29.3%	27,741	30.4%

Operating income	18,900	17.7%	15,821	17.3%

Other income (expense):
Interest expense	(986)	(0.9)%	(1,009)	(1.1)%
Other income, net	96	0.1%	2,919	3.2%

Total other income (expense)	(890)	(0.8)%	1,910	2.1%

Earnings before income taxes	18,010	16.8%	17,731	19.4%

Income tax expense
Current	2,806	2.6%	2,993	3.3%
Deferred	499	0.5%	117	0.1%

Income from continuing operations	14,705	13.7%	14,621	16.0%
Income (loss) from discontinued segment’s operations net of tax benefit (expense) of $442 and $(121) respectively	(222)	(0.2)%	223	0.2%

Net earnings	$14,483	13.5%	$14,844	16.3%

Diluted
Continuing operations	$0.45		$0.49
Discontinued operations	$(0.01)		$0.01
Total diluted earnings per share	$0.44		$0.50

Weighted average common shares used in computing net earnings per share
Diluted	32,724		29,899

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION (In thousands)

	5/31/2004	5/31/2003
Cash and Cash Equivalents	$52,819	$32,689
Trading securities, at market value	385	1,591
Accounts receivable	82,653	63,392
Inventory	105,841	126,119
Total current assets	255,478	235,764
Total assets	488,892	427,233
Total current liabilities	75,849	58,598
Total long term liabilities	45,000	64,268
Stockholders’ equity	368,043	304,367

SELECTED OTHER DATA (In thousands) Reconciliation of Non-GAAP Financial Measure - EBITDA

(Earnings Before Interest, Taxes, Depreciation and Amortization) to Net earnings from continuing operations:

	Three Months Ended May 31,
	2004	2003
Net earnings from continuing operations	$14,705	$14,621
Interest income / Expense, net	788	844
Income tax expense	3,305	3,110
Depreciation and amortization	1,549	1,413

EBITDA (Earnings before interest, taxes, depreciation and amortization) excluding discontinued operations	$20,347	$19,988

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

SELECTED OTHER DATA (In thousands) Reconciliation of Reported Net Earning to GAAP Net Earnings:

	Three Months Ended May 31,
	2004	2003
Net earnings from continuing operations (GAAP)	$14,705	$14,621
Less: Non operating gain from litigation settlement	—	(2,600)
Add: Taxes incurred in connection with the settlement	—	244

Comparable income from continuing operations	$14,705	$12,265
Diluted earnings from continuing operations per share	$0.45	$0.49
Less: Net impact of litigation settlement	—	(0.08)

Comparable diluted earnings from continuing operations per share	$0.45	$0.41

This information may be considered non-GAAP Financial Information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables, which reconcile these measures to their corresponding GAAP based measures presented under our Comparative Analysis of Earnings, in the accompanying press release.

Management believes the presentation of these non-GAAP financial measures, in connection with the results of the fiscal quarter ended May 31, 2004, provide useful information to investors regarding our results of operations as these non-GAAP financial measures allow investors to better evaluate ongoing business performance and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of business. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

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2004